Exhibit 10.1

PROMISSORY NOTE

October 3, 2023	US$4,500,000

FOR VALUE RECEIVED, Unique Logistics International, Inc., a Nevada corporation (the “Maker”), hereby promises to pay to the order of Unique Logistics Holdings Limited, a Hong Kong corporation (“ULHL”), or its successors, assigns or other subsequent noteholder, as the case may be (the “Noteholder”), the principal amount of Four Million Five Hundred Thousand Dollars (US$4,500,000) (the “Principal Amount”), as provided herein (as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Note”).

Each of the Maker and the Noteholder may be referred to herein as a “Party” and, collectively, as the “Parties.”

Reference is hereby made to:

(a) the Promissory Note dated February 21, 2023, issued by the Maker in favor of ULHL in the original principal amount of $2,500,000 (the “Net Assets Note”), as amended, of which $1,400,000 principal amount remains outstanding as of the date hereof;

(b) the Promissory Note dated February 21, 2023, issued by the Maker in favor of ULHL in the principal amount of $2,000,000 (the “Taiwan Note”), as amended, all of which principal amount remains outstanding as of the date hereof; and

(c) a loan in the principal amount of $1,100,000 being extended by ULHL to the Maker concurrent herewith (the “Loan”).

This Note cancels, replaces and supersedes the Net Assets Note and the Taiwan Note, each in their entirety, and includes and evidences the extension of the Loan, equal in the aggregate to the Principal Amount.

Capitalized terms used herein but not otherwise defined, if any, shall have the respective meanings attributed to them in the Purchase Agreement.

1. Payment Due Date; Optional Prepayment.

1.1 Payment of Principal Amount; Maturity Date. The Principal Amount outstanding under this Note shall become due and payable on March 31st, 2025 (the “Maturity Date”).

1.2 Optional Prepayment. The Maker, in its sole discretion, may prepay the Principal Amount in whole or in part at any time or from time to time prior to the Maturity Date without penalty or premium.

1.3 No Dividends by Subsidiaries; Exception. From the date hereof, for so long as any of the Principal Amount hereunder remains outstanding, the Maker agrees, as a shareholder of the ULHL Subsidiaries, that it will not vote in favor of or cause there to be declared any dividend in or by any of the ULHL Subsidiaries, other than dividends payable to the Buyer to be used for repayment of amounts due to ULHL under this Note or any other note issued or issuable by the Maker in favor of ULHL under the Purchase Agreement.

2. Interest. The Principal Amount outstanding hereunder shall bear simple interest at the rate of fifteen percent (15%) per annum (the “Interest Rate”) from the date hereof until such time as the Principal Amount is paid in full (the “Interest”). Interest shall not accrue on the date on which payment of the Principal Amount and accrued Interest is paid.

3. Payment Mechanics.

3.1 Manner of Payment. All payments hereunder shall be made in lawful currency of the United States of America on the date on which such payment is due, by cashier’s check, certified check, or by wire transfer of immediately available funds to the Noteholder’s account at such bank as may be specified by the Noteholder in writing to the Maker from time to time.

3.2 Application of Payments. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder and second to the payment of accrued Interest, and third to payment the Principal Amount outstanding under the Note.

3.3 Business Day Convention. Payment hereunder shall be due on a business day, meaning a day other than Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close (each such day, a “Business Day”). Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

4. Representations and Warranties. The Maker hereby represents and warrants to the Noteholder on the date hereof as follows:

4.1 Existence. The Maker is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

4.2 Power and Authority. The Maker has the requisite power and authority, and the legal right, to execute and deliver this Note and to perform its obligations hereunder.

4.3 Authorization; Execution and Delivery. The execution and delivery of this Note by the Maker and the performance of its obligations hereunder have been duly authorized by all necessary corporate action in accordance with all applicable laws. The Maker has duly executed and delivered this Note.

4.4 No Violations. The execution and delivery of this Note and the consummation by the Maker of the transactions contemplated hereby do not and will not, to the knowledge of the Maker: (a) violate any law applicable to the Maker or by which any of its properties or assets are bound; or (b) constitute a material default under any material agreement or contract by which the Maker is bound.

4.5 Enforceability. The Note is the valid, legal, and binding obligation of the Maker, enforceable against the Maker in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

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5. Events of Default. The occurrence and continuance of any of the following events shall constitute an Event of Default hereunder:

5.1 Failure to Pay. The Maker fails to pay:

(a) the Principal Amount or Interest when due; or

(b) such failure continues without cure for seven (7) days after written notice thereof to the Maker.

5.2 Bankruptcy.

(a) The Maker commences any case, proceeding, or other action (i) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or the Maker makes a general assignment for the benefit of its creditors;

(b) There is commenced against the Maker any case, proceeding, or other action of a nature referred to in Section 5.2(a) which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, or unbonded for a period of sixty (60) days;

(c) There is commenced against the Maker any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof;

(d) the Maker takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 5.2(a), Section 5.2(b), or Section 5.2(c); or

(e) The Maker is generally not, or is unable to, or admits in writing its inability to, pay its debts as they become due.

5.3 Purchase Agreement Obligations. Notwithstanding any other provisions of this Note and without prejudice to any right of the Noteholder under that certain Stock Purchase Agreement, dated as of the 28th of April, 2022, by and between the Maker and ULHL, as amended, pursuant to which the Maker has agreed to purchase from ULHL certain shares of capital stock owned by ULHL in certain of its subsidiaries (the “Purchase Agreement”), the Maker acknowledges and agrees that: (a) upon an Event of Default hereunder, so long as no other event has occurred which would result in an event of default by Maker under either: (i) that certain Revolving Purchase, Loan and Security Agreement, dated as of June 1, 2021, as amended, supplemented or restated from time to time, between the Maker, certain of its affiliates and TBK Bank SSB; or (ii) that certain Financing Agreement, dated as of March 10, 2023, as amended by that certain Waiver and Amendment No. 1 thereto, dated as of September 13, 2023, among the Maker, certain subsidiaries of the Maker, the lenders party thereto from time to time, CB Agent Services LLC, as origination agent, and Alter Domus (US) LLC, as administrative agent and collateral agent (collectively, the “Facilities”), the Maker shall use a portion of the cash available to it as a result of consummation of the merger contemplated by that certain merger agreement with Edify Acquisition Corp, not to exceed US$10,000,000, to pay the amounts owing hereunder, and (b) while this Note is outstanding the Maker shall not directly or indirectly grant a security interest in any of its business or assets other than those granted in connection with the foregoing Facilities.

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5.4 Remedies. Upon the occurrence of an Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may at its option, by written notice to the Maker provided within ten (10) Business Days of the Noteholder’s discovery of the subject Event of Default: (a) declare any Principal Amount or Interest outstanding under this Note to become immediately due and payable, and (b) exercise any or all of its rights, powers, or remedies under applicable law or this Note; provided, however that, if an Event of Default described in Section 5.2 shall occur, the Principal Amount shall become immediately due and payable without any notice, declaration, or other act on the part of the Noteholder. If an Event of Default hereunder occurs, Maker agrees to pay all of Noteholder’s reasonable costs and expenses incurred in connection with collection with amounts then due, including, without limitation, reasonable and documented attorney’s fees and expenses incurred by the Noteholder as a result of the occurrence of such Event of Default. This Note is unsecured and without recourse other than as specifically set forth herein.

6. Subordination. Notwithstanding any other provisions of this Note, but subject to Section 5.3, by its acceptance of this Note the Holder acknowledges and agrees that the obligations of the Maker under this Note shall be subordinate in all respects to the obligations of the Maker under each of the Facilities.

7. Miscellaneous.

7.1 Notices. Any notice, request or other communication to be given or made under this Note to the Maker or the Noteholder shall be in writing. Such notice, request or other communication shall be deemed to have been duly given or made when it shall be delivered by hand, national or international courier (confirmed by email), or email or other electronic or digital means (with a hard copy delivered within two (2) Business Days) to the Party to which it is required or permitted to be given or made at such Party’s address as such Party shall have designated by notice to the Party giving or making such notice, request or other communication, it being understood that the failure to deliver a copy of any notice, request or other communication to a Party to whom copies are to be sent shall not affect the validity of any such notice, request or other communication or constitute a breach of this Note.

7.2 Expenses. The Maker shall reimburse the Noteholder on demand for all reasonable and documented out-of-pocket costs, expenses, and fees (including reasonable attorneys’ fees) actually incurred by the Noteholder in connection with the Noteholder’s collection of amounts due hereunder or enforcement of any of the Noteholder’s rights hereunder.

7.3 Governing Law. This Note and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Note and the transactions contemplated hereby, shall be governed by the laws of the State of New York, without regard to any conflict of law provisions thereof.

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7.4 Submission to Jurisdiction.

(a) The Maker hereby irrevocably and unconditionally (i) agrees that any legal action, suit, or proceeding arising out of or relating to this Note may be brought in the courts of any county or borough of New York City in the State of New York or in any federal court sitting therein, and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit, or proceeding. Final judgment against the Maker in any action, suit, or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b) Nothing in this Section 7.4 shall affect the right of the Noteholder to (i) commence legal proceedings or otherwise sue the Maker in any other court having jurisdiction over the Maker, or (ii) serve process upon the Maker in any manner authorized by the laws of any such jurisdiction.

7.5 Venue. THE MAKER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE IN ANY COURT REFERRED TO IN Section 7.4 AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

7.6 Waiver of Jury Trial. THE MAKER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

7.7 Successors and Assigns. This Note may not be assigned, transferred, or negotiated by the Noteholder to any person or entity, at any time, without the prior written notice to and consent of the Maker. This Note shall inure to the benefit of and be binding upon the Parties and their permitted successors and assigns.

7.8 Headings. The headings of the various sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

7.9 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Noteholder, of any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

7.10 Automatic Cancellation. After the Principal Amount outstanding under this Note has been paid in full with accrued and outstanding Interest, this Note shall automatically be deemed canceled, shall be surrendered to the Maker for cancellation, and shall not be re-issued.

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IN WITNESS WHEREOF, the Maker has executed this Note as of September __, 2023.

UNIQUE LOGISTICS INTERNATIONAL, INC.

By:
Sunandan Ray, Chief Executive Officer

Agreed to and accepted by:

UNIQUE LOGISTICS HOLDINGS LIMITED

By:
Richard Lee Chi Tak, Chief Executive Officer

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